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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             LIFE TIME FITNESS, INC.


         The undersigned, Eric J. Buss, Secretary of LIFE TIME FITNESS, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that:

         (1) The name of the Corporation is LIFE TIME FITNESS, Inc.

         (2) The Corporation's Articles of Incorporation have been Amended and Restated to read in their entirety as follows:

                                    ARTICLE I
                                      NAME

                  The name of the Corporation is Life Time Fitness, Inc.

                                   ARTICLE II
                                     ADDRESS

                  The registered office of the Corporation is located at 6442 City West Parkway, Eden Prairie, Minnesota 55344.

                                   ARTICLE III
                                  CAPITAL STOCK

                  (a) General. The aggregate number of shares of stock that the Corporation is authorized to issue is 60,000,000 shares, par value $.01 per share, of which 50,000,000 shares are designated as common stock (the "Common Stock"), and 10,000,000 shares are undesignated (the "Undesignated Capital Stock"). The shares of Common Stock and Undesignated Capital Stock are referred to collectively as the "capital stock."

                  (b) Authority Relative to Undesignated Capital Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to limitations prescribed by law, to authorize the issuance from time to time of one or more classes or series of Undesignated Capital Stock and, with respect to each such class or series, to determine or fix the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such class or series, any terms under or conditions on which the shares of such class or series may be redeemed, any provision made for the conversion or exchange of the shares of such class or series for shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock,

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         and any rights of the holders of the shares of such class or series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                                   ARTICLE IV
                              NO CUMULATIVE VOTING

                  No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.

                                    ARTICLE V
                              NO PREEMPTIVE RIGHTS

                  No holder of shares of capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series whatsoever or other securities, or of securities convertible into or exchangeable for or carrying any other right to acquire any stock of any class or series whatsoever or other securities, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. The Corporation shall have the power, however, in its discretion to grant such rights by agreement or other instrument to any person or persons (whether or not they are shareholders).

                                   ARTICLE VI
                CONTROL SHARE ACQUISITION STATUTE NOT APPLICABLE

                  Neither Section 302A.671 of the Minnesota Statutes nor any successor statute thereto shall apply to, or govern in any manner, the Corporation or any control share acquisition of shares of capital stock of the Corporation or limit in any respect the voting or other rights of any existing or future shareholder of the Corporation or entitle the Corporation or its shareholders to any redemption or other rights with respect to outstanding capital stock of the Corporation that the Corporation or its shareholders would not have in the absence of
         Section 302A.671 of the Minnesota Statutes or any successor statute thereto.

                                   ARTICLE VII
                               DISSENTERS' RIGHTS

                  To the extent permitted by Chapter 302A of the Minnesota Statutes, no action set forth in paragraph (a) of Section 302A.471, subdivision 1, of the Minnesota Statutes (including any amendment or successor statute thereto) shall create any right of any shareholder of the Corporation to dissent from, and obtain the fair value of the shareholder's shares in the event of, any such action.

                                  ARTICLE VIII
                    WRITTEN ACTION OF THE BOARD OF DIRECTORS

                  Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Chapter 302A of the



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         Minnesota Statutes may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                   ARTICLE IX

                  To the full extent that Chapter 302A of the Minnesota Statutes, as it exists on the effective date of this Article IX or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article IX shall not adversely affect any right or protection as a director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

                                      * * *

         (3) The foregoing amendment and restatement has been adopted pursuant to Chapter 302A of the Minnesota Statutes.

         IN WITNESS WHEREOF, I have hereunto set my hand this ______ day of ____________, 2004.



                                                   -----------------------------
                                                   Eric J. Buss
                                                   Secretary


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